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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



       We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Novellus Systems, Inc. for the registration of $880,000,000 of Liquid Yield Option Notes (LYONs) and shares of common stock as may be issued upon conversion of and/or in exchange for LYONs and to the incorporation by reference therein of our report dated May 31, 2001 with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Current Report on Form 8-K dated June 1, 2001, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP

San Jose, California
September 25, 2001